UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2024

Mustang Bio, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38191	47-3828760
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

377 Plantation Street

Worcester, Massachusetts 01605

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	MBIO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on May 16, 2024, Mustang Bio, Inc. (the “Company”) was notified by the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) that the bid price for the Company’s common stock had closed below $1.00 per share for 30 consecutive business days and, as a result, the Company no longer satisfied Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was granted a 180-calendar day grace period to regain compliance with the Bid Price Rule, through November 12, 2024.

The Company did not regain compliance with the Bid Price Rule by November 12, 2024, and, accordingly, on November 13, 2024, the Staff issued a delist determination with respect to the deficiency, as required by the Nasdaq Listing Rules. Notwithstanding the above, and as previously disclosed, on October 29, 2024, the Company attended a hearing before a Nasdaq Hearings Panel (the “Panel”), at which the Company presented its plan to evidence compliance with both the Bid Price Rule and the $2.5 million stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule,” and together with the Bid Price Rule, the “Rules”).

By decision dated November 8, 2024, the Panel granted the Company’s request for an extension through January 31, 2025, to demonstrate compliance with the Bid Price Rule, and through February 18, 2025, to demonstrate compliance with the Equity Rule. Accordingly, the Staff’s November 13, 2024, notice has no immediate impact on the Company’s listing at this time. The Company is considering all options available to it to regain compliance with the Rules within the extension periods granted by the Panel; however, there can be no assurance that the Company will be able to do so.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 12, 2024, James Murphy resigned as the Company’s Interim Chief Financial Officer. Mr. Murphy’s resignation was not a result of any disagreement on any matter relating to the Company’s operations, policies or practices.

On November 15, 2024, the Company’s Board of Directors (the “Board”) appointed Manuel Litchman, M.D., President and Chief Executive Officer of the Company, as the Company’s Interim Chief Financial Officer, effective immediately. Dr. Litchman, age 70, has been the Company’s President and Chief Executive Officer, and a member of the Board, since April 2017, and previously served as Interim Chief Financial Officer in December 2023 and January 2024.

There were no arrangements or understandings between Dr. Litchman and any other person pursuant to which Dr. Litchman was appointed as an officer. Dr. Litchman does not have any family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Company has not entered into, adopted or commenced any new, or amended any existing compensation plans, arrangements, or employment agreements with Dr. Litchman in connection with these appointments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mustang Bio, Inc.
(Registrant)
Date: November 15, 2024
	By:	/s/ Manuel Litchman, M.D.
	Name:	Manuel Litchman, M.D.
	Title:	President and Chief Executive Officer